Exhibit 99.1

CPS Technologies Corporation
111 South Worcester Street
Norton, MA 02766

www.cpstechnologysolutions.com

David Costello
(617) 875-2492

david@risingtidemhd.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES THIRD QUARTER 2022 RESULTS

Norton, Massachusetts, November 2, 2022. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $6.7 million and an operating profit of $709 thousand for the quarter ended October 1, 2022. This compares with revenues of $5.5 million and an operating loss of $88 thousand for the quarter ended September 25, 2021.

Michael McCormack, President and CEO, said: “We are pleased to report strong revenues in the third quarter of 2022 an increase of 22% over the third quarter of 2021. Further, our operating profit for the quarter represents a significant turnaround from the third quarter loss in 2021. On a year-to-date basis, operating profit of $1.9 million compares with $201 thousand for the first 9 months of 2021, an increase of 858%. I am incredibly proud of the team’s efforts to continue driving new business and operational efficiencies as we gain momentum in realizing the success of our strategic initiatives. We continue to perform and exceed against our operating plan and are on pace for a record year in 2022.”

The larger concerns today involve the impacts of inflation, material availability, logistics delays, and a limited labor force. We are not immune to these challenges, but to date none of these issues has had a significant impact on our business. While inflation affects both wages and material costs, we have been able to mitigate these in the form of increased manufacturing efficiencies and incremental price increases. In an uncertain overall economic environment, we remain very pleased with our third quarter performance and are confident in our outlook.

Beyond Fiscal Year 2022, we remain cautiously optimistic that our collective growth initiatives, specifically in longer-term new product development investments, will expand the current product lines both in terms of revenues and earnings. The recent HybridTech Armor® award supporting the U.S. Navy, (a record order for CPS), and recent wins qualifying new products to expand the Hermetic Package product line, will ensure we sustain this momentum into FY23. As previously reported, the growing CPS technical team is executing several early phase SBIR/STTR wins with promising results and potential for phase II awards next year. Collectively, the business and product development teams are growing our pipeline of high-value opportunities. As an organization, we continue to make measured investments to increase our capacity and ability to scale as we prepare for our next phase of growth.

The Company will be hosting its third quarter conference call with investors at 4:30 PM on Wednesday, November 2. Those interested in participating in the conference call should dial:

Call in Number: 1-844-943-2942

Conference ID: 274639

We encourage those who wish to participate, to call in 10 minutes before the scheduled start time to ensure the operator can connect you prior to the start of the call.

111 South Worcester Street, Norton, Massachusetts 02766-2102    Tel: 508-222-0614  Fax: 508-222-0220

CPS is Certified to the ISO 9001 Standard

Visit us on the Web:  www.cpstechnologysolutions.com

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications including the GPS III satellite and the Mars rover. CPS armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2022 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORP. Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	October 1,	September 25,	October 1,	September 25,
	2022	2021	2022	2021

Revenues:
Product sales	$6,748,117	$5,514,872	$20,471,574	$16,242,762
Total revenues	6,748,117	5,514,872	20,471,574	16,242,762

Cost of product sales	4,864,876	4,375,676	14,796,206	12,807,844
Gross Margin	1,883,241	1.139,196	5,675,368	3,434,918

Selling, general, and administrative expense	1,174,581	1,227,258	3,750,131	3,234,344
Income from operations	708,660	(88,062)	1,925,237	200,574

Interest/Other income (expense), net	643,702	16,032	643,383	(2,048)
Net income before income tax	1,352,362	(72,030)	2,568,620	198,526
Income tax provision	364,497	(2,799,997)	706,211	(2,799,541)
Net income	$987,865	$2,727,967	$1,862,409	$2,998,067

Net income per basic common share	$0.07	$0.18	$0.13	$0.21

CPS TECHNOLOGIES CORP.
Balance Sheet (Unaudited)

	July 2,	December 25,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$5,598,503	$5,050,312
Accounts receivable-trade, net	5,835,738	4,870,021
Inventories, net	4,868,550	3,911,602
Prepaid expenses and other current assets	246,680	225,873
Total current assets	16,549,471	14,057,808
Net property and equipment	1,408,749	1,322,494

Right-of-use lease asset	497,000	586,000
Deferred taxes, net	2,118,223	2,823,978
Total Assets	$20,573,443	$18,800,719

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	$43,136	55,906
Accounts payable	2,044,857	2,100,251
Accrued expenses	865,538	1,086,429
Deferred revenue	1,707,138	1,707,138
Lease liability, current portion	157,000	155,000
Total current liabilities	4,817,669	5,104,724
Note payable less current portion	65,947	98,684
Long term lease liability	340,000	431,000
Total liabilities	5,223,616	5,634,408

Total stockholders’ equity	15,349,827	13,166,311
Total liabilities and stockholders’ equity	$20,573,443	$18,800,719